UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2012

Soupman, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100
Staten Island, NY 10314
(Address of principal executive offices and zip code)

(212)  768-7687
    (Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 13, 2012, J. Timothy Gannon, the co-founder of Outback Steakhouse, Inc., executed an agreement with Soupman, Inc. (the “Company”) pursuant to which he agreed to become a senior executive and member of the Board of Directors of the Company, serving as the Company’s Culinary and Business Development Advisor.

Mr. Gannon will receive solely stock-based compensation in connection with his services.  Upon his commencement of employment, he will receive 400,000 shares of the Company’s common stock, as well as be issued 10,000 shares of the Company’s common stock on a monthly basis.  He will also be entitled to receive an additional 400,000 shares of the Company’s common stock on both June 1, 2013 and June 1, 2014, of which half (i.e., 200,000) of any such shares earned will be delivered on the respective June 1 vesting dates and the balance of the 200,000 shares will be delivered six months thereafter (e.g., January 1, 2014 or January 1, 2015, as the case may be) .

Mr. Gannon will also be entitled to up to a total of 400,000 additional shares of the Company’s common stock based on the following stock  incentive milestones.

If the Company’s common stock trades:

(i)	for $2 per share or more for 30 trading days, Mr. Gannon will receive 100,000 shares of the Company’s common stock;
(ii)	for $4 per share or more for 30 trading days and is listed on the NASDAQ stock exchange, Mr. Gannon will receive an additional 100,000 shares of the Company’s common stock;
(iii)	for $6 per share or more for 30 trading days and is listed on the NASDAQ stock exchange, Mr. Gannon will receive an additional 100,000 shares of the Company’s common stock; and
(iv)	for $8 per share or more for 30 trading days and is listed on the NASDAQ stock exchange. Mr. Gannon will receive an additional 100,000 shares of the Company’s common stock.

In addition, for every new incremental $1 million in Company sales annually Mr. Gannon will be awarded 5,000 shares of the Company’s common stock, with a maximum total award of 500,000 shares in total, which would require the Company have achieved $100 million in annual sales.

Tim Gannon, the co-founder of Outback Steakhouse, Inc. is an extremely successful businessman, great sportsman and a staunch polo sponsor. He is the creator of the “Bloomin’ Onion” recipe, and many of the other dishes on Outback’s menu.

An alumnus of Florida State University, he studied art history and dreamed of being a museum curator which took him to Florence, Italy, where he became a tour guide for an art gallery. He then went to Aspen, Colorado where he developed his passion for food and cooking. The French chef at the Four Seasons Hotel had offered to train him to be his assistant.

Over the next 14 years he worked at Steak & Ale for Norman Brinker, and then Al Copeland hired Tim to help operate his Copeland’s Cajun Cafe’ in New Orleans. In 1987 Tim sold his saddle for $250.00 and arrived in Tampa with $37.00 in his pocket when Bob Basham and Chris Sullivan asked him to become their partner and launch a new restaurant concept that became known as Outback Steakhouse. He has served in various senior management capacities at Outback Steakhouse since he co-founded it, and currently serves as a Director Emeritus of OSI Restaurant Partners, LLC, the company which currently owns Outback Steakhouse.

In 1994, Inc. Magazine named Tim Gannon Entrepreneur of the Year. In 1999, The Florida Restaurant Association honored him with its “Lifetime Achievement Award”.  In the year 2000, Tim received an honorary Doctorate Degree in Business Administration and Food Service Management from Johnson & Wales University.  He is also a member of the Tampa Bay Chamber of Commerce Business Hall of Fame.  In 2009, he was inducted into the U.S. Business Hall of Fame along with his partners Chris Sullivan and Bob Basham.  In 2011 he launched “Kettle Comfort, Cooking for America” based in West Palm Beach which is Chef inspired food that will be delivered to thousands of hungry or nutrition deprived people each day.

There are no family relationships between Mr. Gannon and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Mr. Gannon that would require disclosure under Item 404(a) of Regulation S-K.

The information contained in this Item 5.02 regarding the agreement with Mr. Gannon is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

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Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

The following exhibits are being filed as part of this Report.

Exhibit Number	Description

10.1	Agreement, dated June 13, 2012, by and between J. Timothy Gannon and the Company.*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2012	SOUPMAN, INC.

By:	/s/ Arnold Casale
Name: Arnold Casale Title: Chief Executive Officer

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   EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated June 13, 2012, by and between J. Timothy Gannon and the Company.*

*Filed herewith.